Exhibit 10.2

December 9, 2024

SCLX Stock Acquisition JV

960 San Antonio Rd.

Palo Alto, CA 94303

Attn: Xiao Xu

And

Scilex Holding Company

960 San Antonio Rd.

Palo Alto, CA 94303

Attn: Stephen Ma

VIA EMAIL

RE: Consent under Securities Purchase Agreement and Tranche B Senior Secured Convertible Note (this “Consent Letter”)

Ladies and Gentlemen:

Reference is made to (i) that certain Securities Purchase Agreement, dated as of October 7, 2024 (the “SPA”), between Scilex Holding Company, a Delaware corporation (the “Company”), each investor listed on the Schedule of Buyers attached thereto, (the “Buyers”) and Acquiom Agency Services LLC, a Colorado limited liability company (“Acquiom”), as collateral agent, (ii) that certain Tranche B Senior Secured Convertible Note, dated as of October 8, 2024 (the “Note”, and together with the Tranche B Senior Secured Convertible Notes, dated as of such date and held by each other holder thereof, the “Tranche B Notes”), issued by Scilex to the undersigned, as Holder (“Holder”), (iii) that certain Amended and Restated Security Agreement, dated as of October 8, 2024 (the “Security Agreement”), among the Company, SCLX Stock Acquisition JV (“SCLX JV”) and the other subsidiaries of the Company party thereto and Acquiom, as the collateral agent (the “Agent”) for the holders of the Note and all Other Notes (as defined in the Note), their endorsees, transferees and assigns (collectively with the Agent, the “Secured Parties”) and as collateral agent for the holders of certain Tranche A Notes (as defined therein), (iv) that certain Senior Secured Promissory Note, dated as of September 21, 2023 (the “Tranche A Note”), issued by Scilex to Oramed Pharmaceuticals Inc., as holder (the “Tranche A Holder”) and (v) all related Transaction Documents, as defined in the SPA.

Capitalized terms used but not defined herein are used with the respective meanings assigned to them in the SPA, the Note, or the Security Agreement, as applicable.

WHEREAS, if the Company is not able to satisfy its payment obligations pursuant to Section 14 of the Tranche B Notes in cash when due, an Event of Default will occur under the Tranche B Notes (the “Anticipated Events of Default”);

WHEREAS, if an Event of Default occurs under the Note, the Agent and the Holders will be entitled to exercise certain secured creditor remedies pursuant to the Note and the other Transaction Documents, including, without limitation by recourse against the assets of SCLX JV as a grantor under the Security Agreement; and

WHEREAS, the parties desire to establish a cash reserve from the proceeds of the sale of certain assets of SCLX JV (the “Cash Reserve”) in order to obtain in advance, if needed, a limited waiver of certain Anticipated Events of Default that may occur from time to time.

NOW, THEREFORE, the parties hereto hereby agree as follows:

Section 1 Limited Waiver of Certain Anticipated Events of Default. If an Anticipated Event of Default occurs, to the extent SCLX JV pays the balance of the unpaid portion of the applicable Amortization Amount (as defined in the Notes) to the Holder (solely to the extent the Holder has no obligation to turn over such amounts to any other Person pursuant to the Intercreditor Agreement at such time) on such applicable Amortization Date from the Cash Reserve, such Anticipated Event of Default for any such failure by the Company to pay such Amortization Amount directly to the Holder on such Amortization Date shall be automatically waived.

Section 2 Limited Consent and Agreement to Engage in Subject Transactions.

(a) The Holder hereby consents, and SCLX JV hereby agrees, to (x) transfer (in one or more series of transfers, in each case after the sale of any Relevant Scilex Share(s)) up to an aggregate of 60,068,585 shares of common stock, par value $0.0001 per share, of the Company (the “Relevant Scilex Shares” and each a “Relevant Scilex Share”) to an account of SCLX JV at the brokerage firm Curvature Securities LLC or such other brokerage firm or firms as SCLX JV may select , so long as the fee of any such brokerage firm does not exceed the Specified Fee, no exclusivity is afforded to such brokerage firm and the prior written consent of the Required Holders has been obtained therefor (each such account, a “Designated Brokerage Account” and each such firm, a “Designated Broker”), only to the extent that SCLX JV has given irrevocable instruction to the applicable Designated Broker that any and all net cash proceeds from any transactions within such Designated Brokerage Account shall be transferred immediately to the Designated Proceeds Account (as defined bellow) and (y) to engage in sales of the Relevant Scilex Shares to any one or more purchasers in such amounts, at such times, and at such prices as SCLX JV may determine in its sole discretion; provided, that, the net cash proceeds of any sale of the Relevant Scilex Shares (which the parties hereto acknowledge and agree shall be an amount per share equal to (i) the gross proceeds from such sale paid by a purchaser in respect of a Relevant Scilex Share minus (ii) solely the Specified Fee (as defined below) payable in respect of such Relevant Scilex Share (such net amount, the “Net Cash Proceeds”)) shall be immediately transferred to that certain account of SCLX JV at Bank of America, N.A. ending in 3707 (the “Designated Proceeds Account”) and thereafter subject to application pursuant to Section 3 below (any such transfers, sales and the payment of the Specified Fee pursuant to this clause (y), collectively, with clause (x), the “Subject Transactions”). For the avoidance of doubt, the Subject Transactions shall not be subject to the provisions of Section 9 or Section 10 of the Note. In connection with such consent and agreement, the Holder hereby:

(i) agrees, and hereby directs the Agent to agree, that solely upon the substantially simultaneous consummation of the Subject Transactions including the deposit of the Net Cash Proceeds into the Designated Proceeds Account, that any security interest and lien that Agent and Holder may have solely in the Relevant Scilex Shares shall be released; provided that the security interest and lien in the Net Cash Proceeds of such Relevant Scilex Shares from the Subject Transactions shall not be released.

(ii) agrees, and the Holder hereby directs the Agent to execute and deliver to the Company or SCLX JV, as applicable, any such additional documents, instruments or releases as are reasonably requested and necessary to give effect to the Subject Transactions;

(iii) acknowledges that SCLX JV has agreed to pay (and may in the future agree to pay) one or more Designated Brokers a sales commission not to exceed 2.5% of the gross proceeds from the sale of a Relevant Scilex Share (such fee, whether paid directly or netted from the gross proceeds of the sale of the Relevant Scilex Shares, the “Specified Fee”);

(iv) by consenting to SCLX JV engaging in the consummation of the Subject Transactions, waives any violation of: (A) the covenants set forth in Section 17(e) and (f) of the Note, in Section 4(dd) of the Security Agreement and in Section 4(p) of the SPA, in each case solely as each such provision applies to the Subject Transactions, (B) without limitation of Section 4, any provision in the Transaction Documents that requires the Company or SCLX JV, as applicable, to enter into any document or agreement pledging to the Secured Parties or granting the Secured Parties (or any of them) control over any Designated Brokerage Account (but not, for the avoidance of doubt, the Designated Proceeds Account) or otherwise taking action to grant or perfect a security interest in favor of the Secured Parties (or any of them) in any Designated Brokerage Account (but not, for the avoidance of doubt, the Designated Proceeds Account) or the Relevant Scilex Shares, and (C) agrees that, subject to compliance with the terms of this Consent and Demand Letter, including as to the application of proceeds in accordance with Section 3 hereof, any sale of the Relevant Scilex Shares shall not constitute a “Subsequent Placement” or “Asset Sale” under the Note and the other Transaction Documents.

(b) So long as the Required Holders pursuant to the SPA and Note (as defined therein), as applicable, have consented to the Subject Transactions as set forth herein, such consent shall be binding on all Buyers and holders of Securities pursuant to Section 9(e) of the SPA and on all existing and future holders of any Note pursuant to Section 20 of the Note, as applicable.

(c) The foregoing limited consent and limited waivers contained in Sections 1 and 2 (i) are one-time consent and waivers, (ii) are expressly limited to the consent and waivers described above in Section 1 and Section 2, (iii) shall not be deemed or otherwise construed to constitute a consent to any other extension, whether or not similar to the consents and waivers described above in Section 1 and Section 2, and (iv) shall not operate as a waiver of any right, power or remedy of the Agent or any Holder under the Note, any other Transaction Document or any other document, instrument or agreement executed in connection therewith, nor constitute a waiver, release or modification of the Company’s or any Subsidiary’s obligations to comply with all terms and conditions of the Note and other Transaction Documents. The Agent and the Holder have granted the limited consent and limited waivers set forth in Section 1 and Section 2 in this particular instance and in light of the facts and circumstances that presently exist, and the grant of such consent shall not constitute a course of dealing or impair the Agent’s or any Holder’s right to withhold any similar consent or waiver in the future.

Section 3 Proceeds of Subject Transaction. Subject to the terms of the Intercreditor Agreement, SCLX JV, the Company and the Holder hereby agree that (a) on each date on which scheduled amortization payments are due on the Tranche A Note, to the extent the Company fails to pay the required amortization payment on such date, SCLX JV shall deliver (directly, or via distribution to the Company for such purpose) on such date (each such payment due date, a “Tranche A Payment Date”) the shortfall of any such required amortization payment to the Tranche A Holder from the Net Cash Proceeds from such Subject Transactions, and (b) on each Amortization Date, to the extent the Company fails to pay the Amortization

Amount (as defined in the Note) to the Holder, SCLX JV shall deliver (directly, or via distribution to the Company for such purpose) on such date (each such payment due date, a “Tranche B Payment Date”), the shortfall of any such required Amortization Amount to the Holder from the Net Cash Proceeds from such Subject Transactions. For the avoidance of doubt, the parties acknowledge and agree that amortization payments under the Tranche A Notes and Tranche B Notes are to be made in the following sequence and in the event that an amortization payment is not made on a Tranche A Payment Date or a Tranche B Payment Date, as applicable, in the full amount thereof in accordance with the below, SCLX JV shall not make a subsequently due amortization payment pursuant to this Section 3 until the Company or SCLX JV has first completed all prior amortization payments that remain unsatisfied:

(a) first, to the Tranche A Holder, an aggregate amount equal to $13,239,205 in satisfaction of the principal payment due on December 21, 2024 under Section 2(e) of the Tranche A Note (the “December Tranche A Payment”);

(b) second, from and after the satisfaction of the December Tranche A Payment, to the holders of Tranche B Notes an aggregate amount equal to and in satisfaction of the Amortization Redemption Price (as defined in the Tranche B Note) due on January 2, 2025 (the “January Tranche B Payment”);

(c) third, from and after the satisfaction of the January Tranche B Payment, to the Tranche A Holder until the remaining outstanding principal amount and accrued and unpaid interest under the Tranche A Note is paid in full in accordance with Section 2(e) of the Tranche A Note (the “Final Tranche A Payment”); and

(d) fourth, from and after the satisfaction of the Final Tranche A Payment, to the holders of Tranche B Notes an aggregate amount equal to and in satisfaction of the Amortization Redemption Price due on April 1, 2025 and the Amortization Redemption Price due on July 1, 2025.

For the avoidance of doubt, the Holder shall not be entitled to receive and SCLX JV will not be required to deliver, proceeds of any sale of Relevant Scilex Shares in excess of the aggregate amount required to repay the remaining outstanding principal amount and accrued and unpaid interest under the Note. The Net Cash Proceeds from the sale of the Relevant Scilex Shares may not be applied or utilized for any purpose other than servicing the payments of principal and interest due under the Tranche A Note and the Tranche B Notes as expressly set forth in this Section 3. The payments under the Note using proceeds of the Subject Transactions and required under this Section 3 shall be payable without premium or penalty (but, for the avoidance of doubt, shall include the payment of the Make-Whole Amount included in any such Amortization Redemption Price, as applicable).

Notwithstanding anything to the contrary or any grace, cure or similar period that may be set forth in the Transaction Documents and without limitation of any rights of the Agent pursuant to that certain Deposit Account Control Agreement, dated as of March 12, 2024, among SCLX JV, the Agent and Bank of America, N.A., the parties acknowledge and agree that if the Company fails to make any payment required to be made pursuant to this Section 3 on a Tranche A Payment Date or a Tranche B Payment Date, as applicable, then, effective automatically as of 12:01 a.m., eastern on the next calendar day and without the requirement of any further action by SCLX JV, the Company or any of their respective affiliates, the Agent has the full right, power and authority to cause and is, by virtue of this Consent Letter together with contemporaneously delivered consents of the Tranche A Holder and the other holders of Tranche B Notes, directed to cause such amortization payment to be made (to the fullest extent of the funds available therefore) from the Cash Reserve in the Designated Proceeds Account.

Section 4 Grant of Security Interest.

(a) In consideration for the consent to the Subject Transaction contained herein, and to further secure the complete timely payment, performance and discharge in full, as the case may be, of all of the Obligations, SCLX JV hereby unconditionally and irrevocably pledges, grants and hypothecates to the Agent (on behalf and for the benefit of the Secured Parties) a security interest in and to, a lien upon and a right of set-off against all of their respective right, title and interest of whatsoever kind and nature in and to the Proceeds of the Relevant Scilex Shares, in whatever form, including without limitation Payment Intangibles and Supporting Obligations (collectively, the “SCLX Shares Collateral”). SCLX JV and the Company hereby consent and agree to (and agree to cooperate with) the Agent, at the direction of the Required Holders, taking any and all further action to perfect a security interest in favor of the Secured Parties, including the filing of UCC-1 financing statements and/or entering into a control agreement with respect to the SCLX Shares Collateral.

(b) SCLX JV and the Company hereby agree that they shall cause to be granted to the Agent (on behalf of and for the benefit of the Secured Parties) a security interest in the Relevant Scilex Shares and/or the Designated Brokerage Account (as specified by the Required Holders and the Tranche A Holder); provided that, in each case, such security interest may be limited to the extent necessary to ensure that such security interest or the granting thereof does not violate applicable law or impose upon SCLX JV or the Company additional burdensome filing requirements that exceed the benefit thereof, in each case, as reasonably determined by SCLX JV and/or the Company upon the advice of outside counsel and following good faith consultation with the Required Holders and the Tranche A Note Holder.

Section 5 Agent Direction. The Holder hereby authorizes and directs the Agent to execute this Consent Letter and to enter into any documentation reasonably required by Section 4 above. The Holders’ authorization and direction pursuant to this Consent Letter, read simultaneously with the authorization and direction by each other Holder pursuant to their respective consent letters, collectively constitutes an authorization and direction from all the Holders to enter into each such consent letter and any documentation reasonably required by Sections 4 thereof.

Section 6 Representations and Warranties. In order to induce the Agent and the Holder to enter into this Consent Letter, the Company hereby represents and warrants as of the date hereof that:

(a) neither it nor any other Person acting on its behalf has provided any of the undersigned Holders or their agents or counsel with any information that constitutes or could reasonably be expected to constitute material, non-public information concerning the Company or any of its Subsidiaries;

(b) the Company has the full right, power and authority to enter into and execute this Consent Letter and to perform all its obligations hereunder and under the Note and the Transaction Documents, as modified hereby, and SCLX JV has the full right, power and authority to perform the Subject Transactions;

(c) the execution and delivery of this Consent Letter has been duly and validly authorized by all necessary action on the part of the Company, and shall constitute the legal, valid and binding obligations of the Company enforceable against the Company in accordance with the terms hereof, except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally; and (ii) as limited by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies;

(d) neither the execution and delivery of this Consent Letter, nor the taking of any actions contemplated hereby and the performance of the obligations hereunder or the Subject Transactions by the Company, SCLX JV or any other Subsidiary, does or will, with or without the giving of notice, lapse of time or both, (i) violate or constitute a default, event of default, or event creating a right of acceleration, termination or cancellation of any obligation under any term or provision of any agreement, credit facility, debt or other instrument evidencing Company or Subsidiary Indebtedness (after giving effect to any prior or concurrent consents or waivers under any such agreement, credit facility, debt or other instrument to which the Company or such Subsidiary is a party or otherwise subject, copies of which consents or waivers have been furnished by the Company to the Agent prior to the execution of this Consent Letter); or (ii) violate any rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company or a Subsidiary is subject (including federal and state securities laws and regulations), or by which any property or asset of the Company or a Subsidiary is bound or affected;

(e) no authorization, consent, approval, license, exemption of or filing or registration with any governmental authority, is or will be necessary for the execution, delivery and performance by the Company of its obligations under this Consent Letter or the performance by SCLX JV of the Subject Transactions;

(f) immediately prior to and after giving effect to this Consent Letter, no Event of Default exists and is continuing on the date hereof and no Event of Default could reasonably be expected to occur as a result of the Subject Transactions;

(g) the Company has furnished to the Holder a statement setting forth its (i) authorized share capitalization and (ii) issued and outstanding share capitalization, in each case as of the date hereof, and the sale of all or a portion of the Relevant Scilex Shares shall not constitute an increase to the Company’s outstanding share capital; and

(h) (i) other than the Specified Fee (if and to the extent it becomes payable in connection with the sale of Relevant Scilex Shares), no broker, finder, agent or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Subject Transactions from the Company, SCLX JV or any other Subsidiary (any such fees or commissions, “Broker Fees”), and (ii) other than any Designated Broker, no broker, finder, agent or investment banker has been engaged by the Company, its Subsidiaries or any person acting on their behalf in connection with the Subject Transactions and the Company has furnished to the Agent copies of all agreements or arrangements with any Designated Broker, as of the date hereof.

Section 7 Affirmation.

(a) Except as expressly consented pursuant to Section 1 hereof, the Company hereby expressly reaffirms, as of the date hereof, all its covenants and agreements contained in the Note and each Transaction Document and agrees that none of its covenants and agreements set forth in the Note or any other Transaction Document shall be reduced or limited by the execution and delivery of this Consent Letter.

(b) The Company (on behalf of itself and its Subsidiaries) hereby (i) affirms that each of the Liens granted in or pursuant to the Security Documents are valid and subsisting, and (ii) agrees that this Consent Letter and all documents executed in connection herewith shall in no manner impair or otherwise adversely affect any of the Liens granted in or pursuant to the Security Documents and such Liens continue unimpaired with the same priority to secure repayment of all Obligations in accordance with the Transaction Documents, whether heretofore or hereafter incurred.

(c) The Company (on behalf of itself and its Subsidiaries) hereby (i) acknowledges and agrees that the Holder has no liability or obligation to pay the Specified Fees or any other Broker Fees and (ii) indemnifies the Holder against and holds it harmless from any and all liabilities (including, without limitation, reasonable attorneys’ fees and disbursements paid or incurred in connection with any such liabilities) for the Specified Fees and any other Broker Fees.

Section 8 Expiration. If all of the Relevant Scilex Shares have not been sold prior to July 1, 2025 (the “Expiration Date”), then on the Expiration Date, the consents set forth in Section 2 shall expire and be of no further force and effect with respect to such remaining unsold Relevant Scilex Shares, and the Company, its Subsidiaries (including SCLX JV) and such remaining unsold Relevant Scilex Shares shall again be subject to all restrictions and limitations pursuant to the Transaction Documents and the organizational documents of the Company and its Subsidiaries (including SCLX JV) to which the Relevant Scilex Shares (or any proposed transfer thereof) were subject prior to giving effect to the consents set forth herein (other than with respect to any transfers or related transactions required to comply with the terms of this Section 8 on and following the Expiration Date).

Section 9 Miscellaneous.

(a) Section headings in this Consent Letter are included herein for convenience of reference only and shall not constitute a part of this Consent Letter for any other purposes.

(b) This Consent Letter may be executed with counterpart signature pages or in any number of counterparts, each of which shall be deemed to be an original, but all such separate counterparts shall together constitute but one and the same agreement. In proving this Consent Letter or any other Transaction Document in any judicial proceedings, it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom such enforcement is sought. Any signatures hereto delivered by electronic transmission shall be deemed an original signature hereto.

(c) No waiver or modification hereof or of any agreement referred to herein shall be binding or enforceable unless in writing and signed by all of the parties hereto or thereto.

(d) From and after the date on which this Consent Letter shall be effective, the term “Transaction Documents” in the Note and the other Note Documents shall include, without limitation, this Consent Letter and any agreements, instruments and other documents executed and/or delivered in connection herewith.

(e) THE TERMS AND PROVISIONS OF SECTION 31 (GOVERNING LAW) OF THE NOTE ARE HEREBY INCORPORATED HEREIN BY REFERENCE AND SHALL APPLY TO THIS CONSENT LETTER MUTATITIS MUTANDIS AS IF FULLY SET FORTH HEREIN.

(f) The Company has agreed to reimburse the Holder and the Agent upon the execution of this Consent Letter for its reasonable and documented out-of-pocket legal costs, fees and expenses actually incurred by the Agent or the Holder in connection with this Consent Letter and the Subject Transactions.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, each of the undersigned have caused their respective signature page to this Consent Letter to be duly executed as of the date first written above.

NOMIS BAY LTD

By:	/s/ James Keyes
Name: James Keyes
Title: Director

BPY LIMITED

By:	/s/ James Keyes
Name: James Keyes
Title: Director

ACQUIOM AGENCY SERVICES LLC, as Agent

By:	/s/ Beth Cesari
Name: Beth Cesari
Title: Executive Director

SCLX STOCK ACQUISITION JV LLC

By:	/s/ Xiao Xu
Name: Xiao Xu
Title: Sole Manager

SCILEX HOLDING COMPANY

By:	/s/ Stephen Ma
Name: Stephen Ma
Title: Chief Financial Officer

[Signature Page to Tranche B Consent Letter]